Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 236-7101
P.O. Box 778
Deerfield, IL 60015-0778

FOR IMMEDIATE RELEASE

Contact:	Pattie Overstreet-Miller (Media) (847) 267-5426
Nancy Krejsa (Investors) (847) 267-5483

DADE BEHRING REPORTS STRONG REVENUE AND EARNINGS GROWTH FOR THE THIRD QUARTER OF 2005

Company repurchases $49 million of common stock

Deerfield, IL (October 27, 2005) — Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported revenue of $401 million for the quarter ended September 30, 2005, up 8.5 percent from $369 million in the third quarter 2004, continuing the strong growth trends of previous quarters. On a constant currency basis(1), worldwide revenue rose 8.0 percent. Net income for the quarter was $48 million or $0.53 per diluted share, a growth of 179 percent on a per share basis.

“The strength of our quarter and year-to-date performance is the direct result of the strategic groundwork laid over previous years — our outstanding execution — and the investments we have made in our people and in support of our customers,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO. “We continue to drive significant shareholder value, never veering from the customer focus that has been the key to our success.”

During the third quarter, the company reversed certain tax reserves based on its analysis of the company’s likelihood to generate future U.S. taxable income, utilize significant tax loss carryforwards and utilize foreign tax credits.  A resulting impact of the tax reserve reversal was an increase in deferred tax assets and a decrease in goodwill.  In addition, the company recorded a tax benefit of approximately $15 million, which favorably impacted diluted earnings per share by $0.16.

Cash flow from operations, after investing activities, was $46 million for the quarter. The company used its free cash flow to pay its second cash dividend and to repurchase $49 million of its common shares during the quarter. Cash earnings per share(2) was $0.36 and $1.36 for the third quarter and September year-to-date, respectively.

“The momentum in our business has resulted in significant cash generation, enabling us to invest and build for the future, even as we deliver value for our shareholders through our dividend and stock repurchase programs,” said John Duffey, Dade Behring’s Chief Financial Officer.

Operational Highlights

During the third quarter, the company’s worldwide installed base of instruments grew to 37,100, an increase of 1.5 percent since June 30, 2005, and a year-over-year increase of 7.0 percent. Third quarter 2005 sales in the U.S. increased by 10.9 percent versus third quarter 2004, and international sales increased by 5.5 percent on a constant currency basis during the same time period.

In September, the company announced clearance from the FDA for a new claim on its Stratus® CS AcuteCare™ D-dimer assay, as an aid in the diagnosis of venous thromoembolism — a serious medical condition affecting millions of people worldwide every year. In addition, as communicated earlier, during the third quarter Dade Behring introduced the Dimension® Lynx, a customized, scalable automation solution that will allow Dade Behring’s mid-volume customers to take a first step into the automation market and builds on the strength of the Dimension® family of products.

Dade Behring also announced several important new customer agreements, including two multi-year agreements with Consorta, a leading health care resource management and group purchasing organization. In addition, the company signed a five-year agreement with Olympus

America to continue their distributor relationship in the U.S. drugs-of-abuse and toxicology market.

Also during the third quarter, the company announced its intent to acquire that part of the diagnostics business of Ranbaxy Corporation, which has been responsible for distributing Dade Behring products in India. Ranbaxy Corporation is the largest pharmaceutical company in that region. This acquisition, anticipated to close in the fourth quarter of this year, will provide further momentum for the company in a growing market.

Other key revenue drivers for the quarter included the following:

•                  Continued double-digit growth in the Dimension® family of products

•                  Further gains in microbiology, hemostasis, cardiac and drug-testing revenue

In the fourth quarter, the company anticipates introducing blood bank parameters for the second generation Quadriga BeFree™ analyzer, a next generation version of the Quadriga™ blood-banking system, as well as a homocysteine cardiac marker, a new Syva® application for cyclosporine in the U.S., and a new monitoring technique on its Dimension® instruments based on a different range for cyclosporine use with transplants.

“We remain committed to addressing pressing health care issues that impact patients across the world, even as we work to make day-to-day life easier in the labs by offering a range of comprehensive solutions,” said Jim Reid-Anderson. “We have been very pleased with the loyalty we continue to generate among our global family of customers, as evidenced by third party surveys, and the revenue growth that has resulted from our commitment to meeting customer needs.”

This press release may contain “Forward Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information regarding the intent, belief, or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s business, perspective, performance, opportunities and regulatory approval.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

With 2004 revenues of nearly $1.6 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the internet at www.dadebehring.com.

(1) “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

(2) “Cash earnings per share” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

- end -

Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended September 30,
			% Change
Product Line	2005	2004	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$260.0	$234.7	10.8%	10.2%
Hemostasis	70.0	64.2	9.0%	8.5%
Microbiology	42.0	39.9	5.3%	4.9%
Infectious Disease Diagnostics	21.0	21.2	-0.9%	-1.4%
Total Core Products	393.0	360.0	9.2%	8.6%
Mature Products/Other	7.9	9.4	-16.0%	-17.2%
Total	$400.9	$369.4	8.5%	8.0%

Region
United States	$189.1	$170.5	10.9%	10.9%
Non-U.S.	211.8	198.9	6.5%	5.5%
Total	$400.9	$369.4	8.5%	8.0%

	Nine Months Ended September 30,
			% Change
Product Line	2005	2004	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$804.2	$731.9	9.9%	8.1%
Hemostasis	221.7	202.7	9.4%	7.1%
Microbiology	121.0	110.7	9.3%	8.2%
Infectious Disease Diagnostics	65.3	62.0	5.3%	2.1%
Total Core Products	1,212.2	1,107.3	9.5%	7.6%
Mature Products/Other	25.1	32.5	-22.8%	-24.8%
Total	$1,237.3	$1,139.8	8.6%	6.7%

Region
United States	$567.2	$522.7	8.5%	8.5%
Non-U.S.	670.1	617.1	8.6%	5.2%
Total	$1,237.3	$1,139.8	8.6%	6.7%

*

“Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

	September 30, 2005	December 31, 2004
	(Dollars in millions, except share-related data)
Assets

Current assets:
Cash and cash equivalents	$22.7	$30.0
Accounts receivable, net	314.3	318.1
Inventories	175.8	168.8
Prepaid expenses and other current assets	29.2	15.4
Deferred income taxes	51.3	7.5
Total current assets	593.3	539.8

Property, plant and equipment, net	418.3	446.3
Deferred income taxes	197.9	16.0
Identifiable intangible assets, net	363.5	396.8
Goodwill	188.5	466.0
Other assets	35.0	39.5
Total assets	$1,796.5	$1,904.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$9.7	$8.6
Accounts payable	66.2	81.5
Accrued liabilities	251.7	274.9
Total current liabilities	327.6	365.0

Long-term debt	370.3	433.6
Deferred income taxes	24.4	102.1
Other liabilities	145.8	158.5
Total liabilities	868.1	1,059.2

Commitments and contingencies

Common stock: $.01 par value; 150,000,000 and 130,000,000 shares authorized at September 30, 2005 and December 31, 2004, respectively; 88,148,378 and 87,388,998 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	0.9	0.4
Additional paid-in capital	742.9	733.0
Unearned stock-based compensation	(4.5)	(8.1)
Retained earnings	164.7	79.4
Accumulated other comprehensive income	24.4	40.5
Total shareholders’ equity	928.4	845.2
Total liabilities and shareholders’ equity	$1,796.5	$1,904.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended September 30,		Period Ended September 30,
	2005	2004	2005	2004
	(Dollars in millions, except per share data)
Net sales	$400.9	$369.4	$1,237.3	$1,139.8
Cost of goods sold	179.8	167.0	550.9	512.7
Gross profit	221.1	202.4	686.4	627.1

Operating costs and expenses:
Marketing and administrative expenses	136.6	128.4	412.6	386.9
Research and development expenses	35.5	33.4	103.5	96.2
Income from operations	49.0	40.6	170.3	144.0

Other income (expense):
Interest expense	(5.4)	(15.1)	(35.9)	(49.7)
Interest income	0.7	0.7	3.3	2.0
Foreign exchange gain (loss)	1.4	—	(0.9)	(4.2)
Loss on redemption/purchase of senior subordinated notes	—	(0.3)	(24.0)	(4.3)
Other	0.1	(0.4)	(0.7)	(0.8)
Income before income tax expense	45.8	25.5	112.1	87.0
Income tax (benefit) expense	(2.5)	8.3	21.5	31.1
Net income	$48.3	$17.2	$90.6	$55.9

Basic shares outstanding	88.9 million	86.2 million	88.5 million	85.2 million
Diluted shares outstanding	91.9 million	91.4 million	91.8 million	90.6 million

Basic earnings per common share	$0.54	$0.20	$1.02	$0.66
Diluted earnings per common share	$0.53	$0.19	$0.99	$0.62

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$89.5	$43.6	$193.0	$156.6
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	(2.4)	13.6	27.7	18.0
Capital expenditures and investment in licensing agreements	(43.5)	(32.6)	(102.0)	(88.7)
Income tax (benefit) expense	(2.5)	8.3	21.5	31.1
Cash paid during the period for taxes	(8.2)	(4.2)	(15.8)	(8.8)
Cash Earnings (*)	$32.9	$28.7	$124.4	$108.2

Net income to Cash Earnings reconciliation:
Net income	$48.3	$17.2	$90.6	$55.9
Depreciation and amortization (including amortization
of debt issuance costs)	37.8	38.5	126.5	113.5
Capital expenditures and investment in licensing agreements	(43.5)	(32.6)	(102.0)	(88.7)
Stock-based compensation expense	1.0	1.5	3.6	5.2
Income tax (benefit) expense	(2.5)	8.3	21.5	31.1
Cash paid during the period for taxes	(8.2)	(4.2)	(15.8)	(8.8)
Cash Earnings (*)	$32.9	$28.7	$124.4	$108.2

(*)

“Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company's 2002 restructuring.

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Period Ended September 30,
	2005	2004
	(Dollars in millions)
Operating Activities:
Net income	$90.6	$55.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	126.5	113.5
Net loss on disposal of fixed assets	1.7	1.7
Stock-based compensation expense	3.6	5.2
Deferred income taxes	9.2	22.0
Changes in balance sheet items	(38.6)	(41.7)
Net cash flow provided by operating activities	193.0	156.6

Investing Activities:
Capital expenditures	(98.3)	(88.4)
Investment in licensing agreements	(3.7)	(0.3)
Net cash flow utilized for investing activities	(102.0)	(88.7)

Financing Activities:
Net borrowings related to short-term debt	2.1	12.3
Repayments of borrowings under former bank credit agreement	(158.3)	(130.0)
Redemption/purchase of senior subordinated notes	(275.0)	(34.6)
Borrowings under new revolving credit facility	590.4	—
Repayments of borrowings under new revolving credit facility	(220.1)	—
Payment of debt issuance costs	(2.7)	(0.3)
Proceeds from exercise of stock options	15.1	24.3
Proceeds from employee stock purchase plan	4.7	4.6
Repurchases of common stock	(48.5)	—
Dividends paid	(5.3)	—
Net cash flow utilized for financing activities	(97.6)	(123.7)

Effect of foreign exchange rates on cash	(0.7)	(0.5)

Net decrease in cash and cash equivalents	(7.3)	(56.3)

Cash and Cash Equivalents:
Beginning of Period	30.0	79.5

End of Period	$22.7	$23.2